Exhibit 23

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Clearwater Paper Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333‑156131, 333-156133, 333-156136, 333-172077, and 333-219560) on Form S-8 and the registration statement (No. 333-189092) on Form S-4 of Clearwater Paper Corporation of our reports dated March 6, 2020, with respect to the consolidated balance sheets of Clearwater Paper Corporation and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10‑K of Clearwater Paper Corporation.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842 - Leases.

/s/ KPMG LLP
Seattle, Washington
March 6, 2020